
                                                                                           Exhibit 11.01
                                   The Travelers Inc. and Subsidiaries
                                    Computation of Earnings Per Share
                               (In millions, except for per share amounts)

                                                                     Year ended December 31,
                                                            -----------------------------------------

                                                            1994             1993            1992
                                                            ----             ----            ----
Earnings:
  Net Income                                              $1,326             $916            $728
  Preferred dividends - series A                             (24)             (24)            (10)
  Preferred dividends - series B                              (7)              (4)              -
  Preferred dividends - series C                             (17)               -               -
  Preferred dividends - series D                             (35)               -               -
                                                           -----             ----            ----
  Income applicable to common stock                        1,243              888             718

  Interest expense (through the date of conversion) related
    to 4 1/2% Eurodollar Convertible Subordinated Debentures,
    net of applicable income taxes                             -                -               1
  Dilution due to assumed exercise of options of subsidiary    -                -              (2)
                                                           -----             ----            ----
                                                          $1,243            $ 888           $ 717
                                                           =====             ====            ====

Average shares:
  Common                                                     315              229             215
  Assumed conversion of 4 1/2% Eurodollar Convertible
     Subordinated Debentures                                   -                -               1
  Assumed exercise of dilutive stock options                   3                5               4
  Incremental shares - Capital Accumulation Plan               4                4               3
                                                           -----             ----            ----
                                                             322              238             223
                                                           =====             ====            ====

  Earnings Per Share                                      $ 3.86            $3.74           $3.22
                                                           =====             ====            ====

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Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans.
Fully diluted earnings per common share, assuming conversion of all outstanding convertible notes and debentures, the maximum dilutive effect of common stock equivalents and conversion of the 5.5% convertible preferred stock, has not been presented because the effects are not material. The fully diluted earnings per common share computation for the years ended December 31, 1994, 1993 and 1992 would entail adding the number of shares issuable on conversion of the other debentures (zero and 2 million and 4 million shares, respectively), the additional common stock equivalents (2 million, zero and 1 million shares respectively) and the assumed conversion of the 5.5% convertible preferred stock (3 million, 2 million, and zero shares, respectively) to the number of shares included in the earnings per common share calculation (resulting in a total of 327 million, and 242 million and 228 million shares, respectively) and eliminating the after-tax interest expense related to the conversion of other debentures (zero, $3 million and $7 million, respectively) and the elimination of the 5.5% convertible preferred stock dividends ($7 million, $3 million, and zero, respectively).